Exhibit 10.2

CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT, dated as of May 7, 2013

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Section 27.

Citibank, N.A. (“Citibank”) agrees, at the request and for the account of the undersigned (the “Applicant”) and for the benefit of the Applicant or any of the Applicant’s affiliates, from time to time to issue and extend the expiration date of (any such issuance or extension (other than pursuant to the terms of an Evergreen Credit) being an “LC Event”) one or more irrevocable letters of credit (each a “Credit”, and collectively, the “Credits”), up to an aggregate maximum amount not to exceed the amount of the Security Letter of Credit, substantially in accordance with the terms and conditions hereof. In consideration of Citibank’s issuing, from time to time, one or more Credits substantially in accordance with the terms and conditions provided by the Applicant from time to time hereunder (the “Application”) or as otherwise requested by the Applicant in writing, the Applicant and Citibank unconditionally agree as follows:

1. Conditions to any LC Event. The obligation of Citibank to issue or extend the expiration date (other than pursuant to the terms of an Evergreen Credit) of a Credit hereunder is subject to (a) the delivery to Citibank of the Security Letter of Credit, which shall on the date of any LC Event have an available amount not less than the sum of (i) the aggregate amount of the Credits outstanding on such date, plus (ii) the aggregate amount of Drafts, if any, not reimbursed by or on behalf of the Applicant on such date, plus (iii) the amount of any Credit that the Applicant has requested Citibank to issue on such date, (b) either (i) if such Credit is not an Evergreen Credit, such Credit’s having an expiration date that is no later than two Business Days prior to the expiration date of the Security Letter of Credit or (ii) if such Credit is an Evergreen Credit, such Credit’s providing an opportunity for Citibank to send a notice of non-extension and thereby cause the Credit to expire no later than two years after the date of issuance of such Credit (and each anniversary thereof, if applicable), and, in any event, no later than two Business Days prior to the expiration date of the Security Letter of Credit, (c) Citibank’s having received prior written notice at its office specified below before 2:00 p.m. New York time on the second Business Day prior to the Business Day of such requested LC Event and (d) in the case of the issuance of any Credit, such Credit must be in a form reasonably acceptable to Citibank.

No Evergreen Credit shall have an expiration date that is later than two Business Days prior to the expiration date of the Security Letter of Credit unless, at least thirty days prior to the expiration date of the Security Letter of Credit, the Applicant and Citibank shall have mutually agreed on arrangements to provide credit support for the Applicant’s obligations under such Evergreen Credit or, in the absence of such agreement, the Applicant shall have delivered cash collateral to Citibank in an amount equal to 103% of the face amount of such Evergreen Credit.

2. Reimbursement. The Applicant will reimburse Citibank, on demand, for the amount of each draft or other request for payment (each, a “Draft”) drawn under a Credit, whether such Draft is presented to Citibank before, on or, if in accordance with applicable law or letter of credit customs and practice, after the expiry date stated in the Credit. Each such reimbursement, together with, if applicable, interest accrued thereon pursuant to Section 4 below, shall be due and payable on the date Citibank makes payment under the Credit, subject to Section 4 below.

3. Commissions, Fees, Charges and Expenses. The Applicant will pay Citibank (a) fees for the issuance and amendment of, and the drawings under, each Credit at such rates and times set forth on Schedule I or at such rates and times as the Applicant and Citibank may otherwise agree in writing, and (b) on demand, all reasonable out-of-pocket expenses which Citibank may pay or incur with respect to each Credit.

4. Payments; Interest on Past Due Amounts; Computations. All amounts due from the Applicant shall be paid to Citibank at 399 Park Avenue, New York, New York 10043 (or such other address notified to the Applicant in writing), without defense, set-off, cross-claim or counterclaim of any kind, in U.S. dollars and in same day funds, provided, that if any such amount due is based on Citibank’s payment in a currency other than U.S. dollars, the Applicant will, at Citibank’s option, reimburse Citibank in such currency or pay the equivalent of such amount in U.S. dollars computed at Citibank’s or its correspondent’s currency selling rate applicable to the place, currency and value date on which Citibank pays such amount. The Applicant’s obligation to make payments in U.S. dollars shall not be satisfied by any tender, or any recovery by Citibank pursuant to any judgment, which is expressed in or converted into any currency other than U.S. dollars, except to the extent that such tender or recovery results in the actual receipt by Citibank in New York of the full amount of U.S. dollars payable under this Agreement. All reimbursement obligations in respect of any Draft shall bear interest from and including the date such Draft was paid by Citibank to but excluding the date such payment is reimbursed in full, and any other amount not paid when due shall bear interest until paid in full, in each case, at a daily fluctuating interest rate per annum equal to two percent per annum above (a) the rate of interest announced publicly from time to time by Citibank in New York as Citibank’s Base Rate or (b), if another currency for the Applicant’s payment is agreed to between the Applicant and Citibank, a corresponding base rate in that currency, as selected by Citibank. Unless otherwise agreed in writing as to a Credit and subject to any other provision of this Agreement, all computations of commissions, fees and interest shall be based on a 360-day year and actual days elapsed.

5. Additional Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Citibank;

(ii) impose on Citibank any other condition affecting this Agreement or any Credit; or

(iii) change the basis of taxation of payments to Citibank in respect thereof (except for Indemnified Taxes, Excluded Taxes and changes in the rate of tax on the overall net income of Citibank);

and the result of any of the foregoing shall be to increase the cost to Citibank of making or maintaining any Credit or to reduce the amount of any sum received or receivable by Citibank, then the Applicant agrees that it will pay to Citibank such additional amount or amounts as will compensate Citibank for such additional costs incurred or reduction suffered. Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued. A certificate of Citibank setting forth Citibank’s good faith determination of the amount or amounts necessary to compensate it as specified above shall be delivered to the Applicant and shall be conclusive and binding upon all parties hereto absent manifest error. The Applicant shall pay Citibank the amount shown as due on any such certificate within 10 days after receipt thereof by the Applicant; provided, that the Applicant shall not be required to compensate Citibank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that Citibank notifies the Applicant of the Change in Law giving rise to such increased costs or reductions and of Citibank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof. Notwithstanding any other provision of this Section, Citibank shall not demand compensation for any increased cost or reduction pursuant to this Section if Citibank is not demanding such compensation in similar circumstances under comparable provisions of other credit agreements.

6. Taxes. (a) Any and all payments by or on account of the Applicant hereunder shall be made free and clear of and without deduction for or withholding of any amounts in respect of Taxes, unless such withholding is required by applicable law as determined in good faith by the Applicant; provided that if any Indemnified Taxes are required to be withheld from any amounts payable to Citibank, then (i) the sum payable by the Applicant shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Citibank receives an amount equal to the sum it would have received had no such amounts been withheld and (ii) such amounts shall be withheld and paid to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Applicant shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Applicant shall indemnify Citibank, within 10 days after written demand to the Applicant therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Citibank and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes, as the case may be, were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth Citibank’s good faith determination of the amount of such payment or liability (along with a reasonably detailed explanation and computation of such payment or liability) delivered to the Applicant by Citibank shall be conclusive as between Citibank and the Applicant absent manifest error.

(d) (1) Citibank shall deliver to the Applicant two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that Citibank is exempt from U.S. federal withholding tax. Such forms shall be delivered by Citibank on or before the date it becomes a party to this Agreement and from time to time thereafter upon the request of the Applicant. In addition, Citibank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by it. Citibank shall promptly notify the Applicant at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Applicant (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(2) If a payment made to Citibank under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if Citibank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Citibank shall deliver to the Applicant at the time or times prescribed by law and at such time or times reasonably requested by the Applicant such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Applicant as may be necessary for the Applicant to comply with its obligations under FATCA and to determine whether Citibank has complied with Citibank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 6(d)(2), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(3) If Citibank is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Applicant is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, Citibank shall deliver to the Applicant, at the time or times prescribed by applicable law or reasonably requested by the Applicant, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that Citibank is legally entitled to complete, execute and deliver such documentation and in its reasonable judgment such completion, execution or submission would not materially prejudice its legal or commercial position.

(4) Citibank agrees that if any form or certification it previously delivered under this Section 6(d) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Applicant in writing of its legal inability to do so.

(5) If Citibank determines, in its reasonable discretion, that it has received a refund from the relevant Governmental Authority of any Taxes or Other Taxes as to which it has been indemnified by the Applicant or with respect to which the Applicant has paid additional amounts pursuant to this Section, it shall pay over such refund to the Applicant (but only to the extent of indemnity payments made, or additional amounts paid, by the Applicant under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Citibank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Applicant, upon the request of Citibank, agrees to repay the amount paid over to the Applicant (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Citibank in the event Citibank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Citibank to make available its tax returns (or any other information relating to its taxes not expressly required to be made available hereunder which it reasonably deems confidential) to the Applicant or any other Person.

7. Indemnification. (a) The Applicant will indemnify and hold Citibank and its officers, directors, affiliates, employees, attorneys and agents (each, an “Indemnified Person”) harmless from and against any and all claims, liabilities, losses, damages, costs and related expenses, excluding Excluded Taxes but including reasonable attorneys’ fees and disbursements, other dispute resolution expenses (including fees and expenses in preparation for a defense of any investigation, litigation or proceeding) and costs of collection that arise out of or in connection with: (a) the issuance of a Credit, (b) any payment or action taken or omitted to be taken in connection with a Credit (including any action or proceeding seeking (i) to restrain any drawing under any Credit, (ii) to compel or restrain the payment of any amount or the taking of any other action under any Credit, (iii) to compel or restrain the taking of any action under this Agreement, or (iv) to obtain similar relief (including by way of interpleader, declaratory judgment, attachment or otherwise), (c) the enforcement of this Agreement or (d) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority or any other cause beyond Citibank’s control; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses result from or arise out of the gross negligence or willful misconduct of such Indemnified Person, in each case, as determined in a final non-appealable judgment by a court of competent jurisdiction. The Applicant will pay on demand from time to time all amounts owing under this Section.

(b) To the fullest extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Credit or the use of the proceeds thereof.

8. Obligations Absolute: Limitations of Liability. (a) The Applicant’s obligations to Citibank under this Agreement and in respect of each Credit (whether absolute or contingent, present or future, collectively, the “Obligations”) shall be unqualified, irrevocable and payable in the manner and method provided for under this Agreement irrespective of any one or more of the following circumstances: (i) any lack of validity or enforceability of this Agreement, a Credit, or any other agreement, application, amendment, guaranty, document, or instrument relating thereto, (ii) any change in the time, manner or place of payment of or in any other term of all or any of the Obligations of the Applicant in accordance with the terms thereof, (iii) the existence of any claim, set-off, defense or other right that the Applicant may have at any time against any beneficiary or any transferee of the Credit (or any person or entity for whom any such beneficiary or transferee may be acting), Citibank or any other person or entity, whether in connection with any transaction contemplated by this Agreement or any unrelated transaction, or any claim by Citibank or the Applicant against the beneficiary of a Credit for breach of warranty, (iv) any Draft, certificate or other document presented under a Credit being forged, fraudulent, invalid or insufficient or any statement therein being untrue or inaccurate, (v) the issuance of a Credit (or any amendment thereto) in a form other than substantially as requested by the Applicant, unless Citibank receives written notice from the Applicant of such error within three Business Days after the Applicant shall have received a copy of such Credit (or such amendment), (vi) the decision by Citibank not to issue another Credit or an amendment to a Credit requested by the Applicant if the conditions in Section 1 have not been satisfied with respect to such Credit, (vii) any previous Obligation, whether or not paid, arising from Citibank’s payment against any Draft, certificate or other document which appeared on its face to be signed or presented by the proper entity but was in fact forged, fraudulent or invalid or any statement therein was untrue or inaccurate, (viii) payment by Citibank under a Credit against presentation of a Draft or other document that does not comply with the terms and conditions of such Credit unless Citibank receives written notice from the Applicant of such discrepancy within one Business Day following the Applicant’s receipt of such Draft or other document, and (ix) any action or inaction taken or suffered by Citibank or any of its affiliates or correspondents in connection with a Credit or any relevant Draft, certificate or other document, if taken in good faith (as defined in Article 5 of the New York Uniform Commercial Code) and in conformity with applicable New York, U.S. or non-U.S. laws, regulations or letter of credit customs and practice. For the avoidance of doubt, the provisions of this Section 8(a) do not limit any claim that the Applicant may have against Citibank in connection with this Agreement and the Credits.

(b) Without limiting any other provision of this Agreement, Citibank, its affiliates and any of its correspondents (in the absence of gross negligence or willful misconduct): (i) may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in good faith to have been authorized by the Applicant, whether or not given or signed by an authorized person, (ii) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with a Credit, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not they be in cipher), or for errors in interpretation of technical terms or in translation (and Citibank, its affiliates and its correspondents may transmit terms of a Credit without translating them), (iii) shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any Draft, certificate or other document presented under a Credit if such Draft, certificate or other document on its face appears substantially to comply with the terms and conditions of such Credit, (iv) shall not be responsible for any acts or omissions by or the solvency of the beneficiary of a Credit or any other person or entity having any role in any transaction underlying a Credit, (v) may accept or pay as complying with the terms and conditions of a Credit any Draft, certificate or other document appearing on its face (A) substantially to comply with the terms and conditions of such Credit, (B) to be signed or presented by or issued to any successor of the beneficiary or any other person in whose name such Credit requires or authorizes that any Draft, certificate or other document be signed, presented or issued, including any administrator, executor, personal representative, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other person or entity purporting to act as the representative of or in place of any of the foregoing, or (C) to have been signed, presented or issued after a change of name of the beneficiary, (vi) may disregard (A) any requirement stated in a Credit that any Draft, certificate or other document be presented to it at a particular hour or place and (B) any discrepancies that do not reduce the value of the beneficiary’s performance to the Applicant in any transaction underlying such Credit, (vii) may accept as a “Draft” any written or electronic demand or other request for payment under a Credit, even if such demand or other request is not in the form of a negotiable instrument, (viii) shall not be responsible for the effectiveness or suitability of a Credit for the Applicant’s purpose, or be regarded as the drafter of a Credit regardless of any assistance that Citibank may, in its discretion, provide to the Applicant in preparing the text of such Credit or amendments thereto, (ix) shall not be liable to the Applicant for any consequential or special damages, or for any damages resulting from any change in the value of any foreign currency, services or goods or other property covered by a Credit, (x) may assert or waive application of any UCP or ISP article primarily benefiting bank issuers, (xi) may honor a previously dishonored presentation under a Credit, whether pursuant to court order, to settle or compromise any claim that it wrongfully dishonored or otherwise and shall be entitled to reimbursement to the same extent as if it had initially honored said presentation plus reimbursement of any interest paid by it and (xii) may pay any nominated bank (as such term is defined in the UCP or nominated person (as such term is defined in the ISP) (in either case as designated or permitted by the terms of a Credit) claiming that it rightfully honored under the laws, customs or practice of the place where it is located. None of the circumstances described in this Section shall place Citibank or any of its affiliates or correspondents under any resulting liability to the Applicant.

9. Independence. The Applicant acknowledges that the rights and obligations of Citibank under a Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Credit, including contracts or arrangements between Citibank and the Applicant and between the Applicant and the beneficiary of such Credit. Citibank shall promptly notify the Applicant of its receipt of a demand or a Draft, certificate or other document presented under a Credit, provided, that failure to provide such notification shall not affect the Applicant’s reimbursement or other payment obligations hereunder so long as the Applicant shall have at least one Business Day to notify Citibank of any condition specified in Section 8(a). Citibank may, without incurring any liability to the Applicant or impairing its entitlement to reimbursement under this Agreement, honor a demand under a Credit despite notice from the Applicant of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of such Credit or any other person. Citibank shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Credit. Citibank shall have no duty to seek any waiver of discrepancies from the Applicant, nor any duty to grant any waiver of discrepancies that the Applicant approves or requests. Citibank shall have no duty to extend the expiration date or term of a Credit beyond the fifth Business Day prior to the stated expiration date of the Security Letter of Credit or to issue a replacement letter of credit with an expiration date later than the fifth Business Day prior to the expiration date of the Security Letter of Credit, subject in each case to the conditions set forth in Section 1.

10. Transfers. If, at the Applicant’s request, a Credit is issued in transferable form, Citibank shall have no duty to determine the proper identity of anyone appearing in any transfer request, Draft, or other document as transferor or transferee, nor shall Citibank be responsible for the validity, appropriateness or correctness of any transfer. Citibank is not obligated to recognize an assignment of proceeds of a Credit unless and until Citibank consents to such assignment; and, except as otherwise required by applicable law, Citibank shall not be obligated to give or withhold its consent to an assignment of proceeds of a Credit. However, if Citibank consents to an assignment of proceeds of a Credit, Citibank shall have no duty to determine the proper identity of anyone appearing to be the assignor or assignee, nor shall Citibank be responsible for the validity, appropriateness or correctness of any such assignment.

11. Extensions and Modifications of the Credits. This Agreement shall be binding upon the Applicant with respect to any extension or modification of a Credit made at the Applicant’s written request or with the Applicant’s written consent.

12. Covenants of the Applicant. The Applicant will, so long as any Credit or any reimbursement or other payment obligation of the Applicant under this Agreement remains outstanding, observe or perform each covenant and agreement applicable to it contained in Article V of the Credit Agreement.

13. Representations and Warranties of the Applicant. Upon the date hereof, the Applicant makes to Citibank the representations and warranties set forth in Article IV of the Credit Agreement with each reference therein to “this Agreement”, “the Credit Documents”, “hereunder”, “hereof” and words of like import referring to the Credit Agreement being deemed to be a reference to this Agreement. In addition, each request by the Applicant for an amendment to this Agreement or for the issuance of a Credit or for any amendment to any Credit shall constitute the Applicant’s representation and warranty that such representations and warranties are true and correct in all material respects as if made on the date of such request.

14. Default. The following shall be an “Event of Default” under this Agreement: an Event of Default (as defined in the Credit Agreement) shall occur and be continuing; provided, that an Event of Default under clause (c) of Article VIII of the Credit Agreement shall not be an Event of Default under this Agreement.

For avoidance of doubt, the failure of a default or breach by the Applicant under this Agreement to constitute an Event of Default hereunder shall not limit Citibank’s ability to exercise all rights and remedies available to it under applicable law, in equity or otherwise.

15. Remedies; Security Letter of Credit Proceeds. (a) If the Applicant shall fail to pay any principal of any obligation owed to Citibank under this Agreement, including, without limitation, the reimbursement of any Draft, when due and payable, Citibank may draw on the Security Letter of Credit to satisfy any such obligations then due and owing.

(b) If any Event of Default shall have occurred and be continuing, the aggregate of the face amounts of all Credits as well as any or all other Obligations, whether or not matured or contingent, shall, at Citibank’s option, become due and payable immediately without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Applicant; provided, however, that if an Event of Default under clause (f) or (g) of Article VIII of the Credit Agreement shall have occurred, the aggregate of the face amounts of all Credits as well as all other Obligations, whether or not matured or contingent, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Applicant. In addition, Citibank may (i) if any Credit shall not have been issued, by notice to the Applicant declare its obligation to issue any Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) send notice to the Applicant of the occurrence of an Event of Default thereby resulting in Citibank’s ability to pursue all other remedies available at law, by contract, in equity or otherwise.

(c) Citibank agrees, to the fullest extent permitted by law, (i) to draw on the Security Letter of Credit to satisfy any Obligations in respect of reimbursement for the principal amount of Drafts due and payable hereunder or to satisfy any amounts due under the preceding clause (b) before exercising any other remedy that might be available to Citibank, (ii) to apply the proceeds of each draw under the Security Letter of Credit directly to the satisfaction of the Obligations due and payable at the time of such draw and (iii) to apply any remaining amount of such draw (and any proceeds or investments thereof) directly to the other Obligations, when and as such Obligations become due and payable (such drawn amounts and any proceeds or investments thereof, “Security Letter of Credit Proceeds”). Receipt or application of the Security Letter of Credit Proceeds to the Obligations in accordance with the foregoing shall constitute for all purposes of this Agreement (including reinstatement, if applicable, of amounts available to be drawn under any Credit) satisfaction of the Obligations to the extent of the amounts so applied.

(d) The Applicant agrees that Citibank will have the sole right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Security Letter of Credit Proceeds it holds, free from any claim or right of any nature whatsoever of the Applicant, including any equity or right of redemption by the Applicant. For purposes of any rights or remedies authorized under this Agreement, Citibank will be deemed to continue to hold all Security Letter of Credit Proceeds, regardless of whether Citibank has exercised any rights with respect to any Security Letter of Credit Proceeds pursuant to the preceding sentence.

(e) Citibank agrees that promptly following the Termination Date, Citibank will pay to the Applicant an amount, if positive, equal to (x) all Security Letter of Credit Proceeds received by Citibank due to drawings under the Security Letter of Credit minus (y) the aggregate amount of the Drafts paid by Citibank hereunder and not otherwise reimbursed by the Applicant minus (z) the aggregate amount of Security Letter of Credit Proceeds applied to pay other Obligations. Citibank and the Applicant agree that, for the avoidance of doubt and notwithstanding Citibank’s obligations under this Section 15(e), (i) the Security Letter of Credit Proceeds are the property of Citibank and not of the Applicant, (ii) the Applicant has no interest in the Security Letter of Credit or any Security Letter of Credit Proceeds, and (iii) this Agreement does not constitute a transfer of the property of the Applicant.

(f) The Applicant agrees that, from time to time upon the written request of Citibank, the Applicant will execute and deliver such further documents and do such other acts and things as Citibank may reasonably request in order fully to effect the purposes of this subsection. Citibank may employ agents and attorneys in fact in connection with this Section and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.

16. Set-off. If any Event of Default shall occur and be continuing and the face amounts of all Credits as well as any other Obligations shall have become due and payable, after giving effect to any draw under the Security Letter of Credit pursuant to Section 15(c), Citibank may set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Citibank or any of its affiliates to or for the credit or the account of Applicant or any of its Affiliates (“Deposits”) against any and all of the Obligations, irrespective of whether or not Citibank shall have made any demand under this Agreement and although such Deposits or Obligations may be unmatured or contingent. Citibank’s rights under this Section are in addition to other rights and remedies (including other rights of set-off) which Citibank may have under this Agreement or applicable law.

17. Waiver of Immunity. The Applicant acknowledges that this Agreement is, and each Credit will be, entered into for commercial purposes and, to the extent that the Applicant now or later acquires any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Applicant now irrevocably waives its immunity with respect to the Obligations.

18. Notices; Co-Applicants; Interpretation; Severability. (a) Notices shall be effective, if to the Applicant, when sent to its address indicated below the signature line and, if to Citibank, when received at c/o Citicorp North America, Inc., 3800 Citibank Center, Building B, 3rd Floor, Tampa, Florida 33610, Attention: Standby Letter of Credit Department, facsimile number: 813-604-7187, with a copy to Citicorp North America, Inc., 3800 Citibank Center, Tampa FL 33610, or, as to either party, such other address as either may notify the other in writing. Notices to the beneficiary of a Credit shall be effective when sent to the address maintained in Citibank’s letter of credit records for such beneficiary, and the Applicant agrees to hold Citibank harmless with respect to any claim by the beneficiary of non-receipt of such a notice.

(b) Headings are included only for convenience and are not interpretive. The term “including” means “including without limitation.”

(c) If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

19. Successors and Assigns. This Agreement shall be binding upon and be enforceable by the Applicant and its successors and permitted assigns and by Citibank and its successors and permitted assigns. The Applicant shall not voluntarily transfer or otherwise assign any of its obligations under this Agreement. This Agreement shall not be construed to confer any right or benefit upon any person or entity other than the Applicant and Citibank and their respective successors and permitted assigns.

20. Modification; No Waiver. None of the terms of this Agreement may be waived or amended except in a writing signed by the party against whose interest the term is waived or amended. Forbearance, failure or delay by any party hereto in the exercise of a remedy shall not constitute a waiver, nor shall any exercise or partial exercise of any remedy preclude any further exercise of that or any other remedy. Any waiver or consent by any party hereto shall be effective only in the specific instance and for the specific purpose for which it is given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent.

21. Multiple Role Disclosure. Citibank and its affiliates offer a wide range of financial services, including back-office letter of credit processing services on behalf of financial institutions and letter of credit beneficiaries. Such services are provided internationally to a wide range of customers, some of whom may be the Applicant’s counterparties or competitors. The Applicant acknowledges and accepts that Citibank and its affiliates may perform more than one role in relation to a particular Credit, including to advise a Credit notwithstanding the selection by the Applicant of an additional or alternative advising bank.

22. Continuing Agreement; Entire Agreement; Remedies Cumulative; Delivery by Facsimile. (a) This Agreement is a continuing agreement and all Credits to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. This Agreement constitutes the entire agreement between the parties concerning Citibank’s issuance of Credits for the Applicant’s account and supersedes all prior agreements governing such issuance unless specifically excluded in an annex hereto.

(b) All rights and remedies of Citibank under this Agreement and other documents delivered in connection with this Agreement or otherwise directly or indirectly related to the Obligations are cumulative and in addition to any other right or remedy available under this Agreement, a Credit or applicable law.

(c) The Applicant may submit an executed Application for a Credit in original form, via a Citibank electronic banking platform such as “CitiDirect” or by fax, email attachment or other electronic means. The Applicant will be bound by any instructions so given. Delivery of a signed signature page to this Agreement by facsimile transmission or email attachment shall be effective as, and shall constitute physical delivery of, a signed original counterpart of this Agreement.

23. Termination; Surviving Provisions. (a) This Agreement may be terminated by the Applicant only upon the occurrence of all of the following: (i) the amount of all Obligations, whether matured or contingent, shall have been paid to Citibank (and for the avoidance of doubt, the creation of any overdraft in the Applicant’s account with Citibank shall not discharge the Applicant’s Obligations hereunder); (ii) all Credits expiring at Citibank’s counters shall have expired or been cancelled by Citibank and (iii) as to all Credits expiring at the counters of institutions other than Citibank, a reasonable time (but no more than 30 days, as determined in good faith by Citibank) shall have passed following the expiration or cancellation by Citibank of all such Credits in order to allow such institutions to present documents to Citibank.

(b) Indemnity, tax, immunity, confidentiality and jurisdiction provisions shall survive termination of this Agreement, expiration of all Credits, and payment of the Obligations.

(c) If a Credit is issued in favor of any bank, Citibank branch or other entity in support of an undertaking issued by such bank, branch or entity on behalf of the Applicant or Citibank, the Applicant shall remain liable under this Agreement (even after expiry of the Credit) for amounts paid and expenses incurred by Citibank with respect to the Credit or such undertaking until such time as Citibank or such other bank, branch or entity shall have no further liability, under applicable law, in connection with such undertaking.

24. Governing Law; Governing Rules. (a) THIS AGREEMENT AND THE RIGHTS AND

OBLIGATIONS OF THE APPLICANT AND CITIBANK HEREUNDER SHALL BE GOVERNED BY AND SUBJECT TO THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE U.S. FEDERAL LAWS.

(b) The Applicant agrees that Citibank may issue any Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (the “UCP”) or the International Standby Practices, ICC Publication No. 590 (the “ISP”) or, at Citibank’s option, such later revision thereof or other ICC rules in effect at the time of issuance of the Credit. Citibank’s privileges, rights and remedies under ICC rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either), shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.

(c) Each of the Applicant and Citibank agrees that for matters not addressed by the UCP or the ISP, each Credit shall be subject to and governed by the laws of the State of New York and applicable U.S. Federal laws. If, at the Applicant’s request, a Credit expressly chooses a state or country law other than New York State law and U.S. Federal law, or is silent with respect to the choice of the UCP, the ISP or a governing law, Citibank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Citibank if such action or inaction is or would be justified under the UCP, the ISP, New York law, applicable U.S. Federal law or the law governing such Credit.

25. Jurisdiction; Service of Process; Confidentiality. (a) This Agreement shall be deemed to have been made in New York County, New York, regardless of the order in which the signatures of the parties shall be affixed hereto. The Applicant now irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in New York County, New York, for itself, and in respect of any of its property and, if a law other than New York State law has been chosen to govern a Credit, the Applicant also now irrevocably submits to the non-exclusive jurisdiction of any court sitting in such jurisdiction with respect to that Credit. To the fullest extent permitted by applicable law, the Applicant agrees not to bring any action or proceeding against Citibank with respect to that Credit in any jurisdiction other than those described in the immediately preceding sentence with respect to the same Credit. The Applicant irrevocably waives any objection to venue or any claim of inconvenient forum.

(b) The Applicant agrees that any service of process or other notice of legal process may be served upon it by mail or hand delivery if sent to CT Corporation System, 111 Eighth Avenue, 13th floor, New York, New York 10011 (or any successor entity thereto.

Citibank agrees that any service of process or other notice of legal process may be served upon it by mail or hand delivery if sent to:

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Attention: John Modin

Each of the Applicant and Citibank agrees that nothing in this Agreement shall affect the right of the other party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Applicant or Citibank, as applicable, in any other jurisdiction. Each of the Applicant and Citibank agrees that final judgment against it in any action or proceeding shall be enforceable in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.

(c) Citibank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its affiliates and agents, including accountants, legal counsel and other professional advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including self-regulating organizations) having jurisdiction over Citibank, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) with the consent of the Applicant or (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to Citibank on a nonconfidential basis from a source other than the Applicant. For the purposes of this paragraph, “Information” means all information received from the Applicant relating to the Applicant or its business, other than any such information that is available to Citibank on a nonconfidential basis prior to disclosure by the Applicant. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. Notwithstanding the foregoing, Citibank agrees that they will not trade the securities of the Applicant based upon non-public Information that is received by them.

26. JURY TRIAL WAIVER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE APPLICANT AND CITIBANK EACH IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT, OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

27. Defined Terms. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicant” shall have the meaning set forth in the Preamble hereto.

“Application” shall have the meaning set forth in the Preamble hereto.

“Business Day” means any day that is not Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Citibank” shall have the meaning set forth in the Preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Credit” shall have the meaning set forth in the Preamble hereto.

“Credit Agreement” means the Credit Agreement, dated as of May 7, 2013, among XLIT LTD., as borrower, the Lenders party thereto and Citicorp USA, Inc., as issuing lender and administrative agent, as amended, restated, supplemented, or otherwise modified from time to time.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposits” shall have the meaning set forth in Section 16 hereto.

“Draft” shall have the meaning set forth in Section 2 hereto.

“Event of Default” shall have the meaning set forth in Section 14 hereto.

“Evergreen Credit” means a Credit that expressly provides that the stated expiry date of such Credit will automatically be extended for one or more successive periods of time unless Citibank delivers to the beneficiary of such Credit notice within a specified time period that Citibank has elected not to extend such stated expiry date.

“Excluded Taxes” means, with respect to Citibank or any other recipient of any payment to be made by or on account of any obligation of the Applicant hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income, net profits or overall gross receipts (including, without limitation, branch profits or similar taxes) by the United States of America, or by any jurisdiction under the laws of which such recipient is organized or resident, in which such recipient’s principal office is located or with which such recipient has any other connection (other than a connection that arises solely by reason of the Applicant having executed, delivered or performed its obligations or Citibank having received a payment under this Agreement), (b) any Tax imposed pursuant to a law in effect at the time such recipient first becomes a party to this Agreement or designates a new lending office (or at the time such recipient acquires an additional interest, but only with respect to Taxes attributable to such additional interest) except to the extent that such recipient (or such recipient’s assignor, if any) was entitled at the time of the designation of a new lending office (or assignment) to receive additional amounts from the Applicant with respect to such Tax under Section 6(a) or 6(c), (c) any Tax that is attributable to Citibank’s failure to comply with Section 6(d), and (d) any Tax imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (including any amended or successor provisions thereto, to the extent substantially comparable thereto), and any regulations or official interpretations thereof.

“Governmental Authority” means the government of the United States of America, or of any other nation (including the European Union), or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“ICC” shall have the meaning set forth in Section 24 hereto.

“Indemnified Person” shall have the meaning set forth in Section 7 hereto.

“Indemnified Taxes” means (a) Taxes imposed on Citibank on or with respect to any payment hereunder or under any Credit Document, other than Excluded Taxes and (b) Other Taxes.

“ISP” shall have the meaning set forth in Section 24 hereto.

“LC Event” shall have the meaning set forth in the Preamble hereto.

“Obligations” shall have the meaning set forth in Section 8 hereto.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other similar excise or property Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement, including any interest, additions to tax or penalties applicable thereto.

“Principal Obligations” means all Obligations to reimburse Citibank for Drafts paid by Citibank as a result of drawings under Credits issued hereunder.

“Security Letter of Credit” means a letter of credit issued by Citicorp USA, Inc. naming Citibank as beneficiary to support the payment by the Applicant of the Obligations and otherwise in form and substance reasonably satisfactory to Citibank.

“Security Letter of Credit Proceeds” shall have the meaning set forth in Section 15 hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the later to occur of (a) the termination of the Security Letter of Credit and (b) the date of the termination or expiry of all Credits and the payment in full (including, without limitation, by application of Security Letter of Credit Proceeds in accordance with this Agreement) of all Obligations that are or may become payable.

“U.S.” means the United States of America.

“UCP” shall have the meaning set forth in Section 24 hereto.

Very truly yours,

Applicant:
(For Citibank Use Only)
Approvals to Issue
XLIT LTD.
Company Name

/s/ Simon Rich	Relationship Manager (Signature & Stamp)
By: Authorized Signer

Simon Rich	/s/ Richard Rivera
Print Name	Other required Signature & Stamp

Director
Title

One Bermudiana Road, Hamilton HM 08 Bermuda
Address

May 7, 2013
Date

Co-Applicant (if any):

Company Name

By: Authorized Signer

Print Name

Title
.
Address

Date

Schedule I

to Continuing Agreement For Standby Letters of Credit

Credit Fees

All fees listed below shall be payable in advance.

Issuance of a Credit: $500

Amendment of a Credit: $150